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                                                              EXHIBIT 12
                INDIANA GAS COMPANY, INC.
               AND SUBSIDIARY COMPANIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (In Thousands, Except Ratios)


                         Twelve Mos.
                           Ended         Fiscal Year Ended September 30
                         12/31/98   1998     1997(1)   1996     1995     1994

Earnings:
 Net income              $26,825    $30,883  $13,478   $38,630  $32,109  $34,596
   Income taxes           14,148     17,510    7,147    22,568   18,630   17,977
   Fixed charges
    (see below)           16,133     16,967   17,728    16,844   16,395   16,986
Total adjusted earnings  $57,106    $65,360  $38,353   $78,042  $67,134  $69,559


Fixed charges:
 Total interest expense  $15,802    $16,234  $16,774   $15,907  $15,530  $16,037
 Interest component of
    rents                    331        733      954       937      865      949
Total fixed charges      $16,133    $16,967  $17,728   $16,844  $16,395  $16,986

Ratio of earnings to
    fixed charges            3.5        3.9      2.2       4.6      4.1      4.1


(1)Reflects the recording of restructuring costs in fiscal 1997 (see Note 2). Indiana Gas' ratio of earnings to fixed charges for 1997 before restructuring costs was 4.4.

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